Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS SECOND QUARTER 2015 RESULTS

MINNEAPOLIS, January 29, 2015 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal second quarter ended December 31, 2014 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•Sales of $455.9 million, a decline of ($12.5) million. Same-store sales decreased 0.3%.

◦	Same-store service and product sales decreased 0.2% and 0.6%, respectively.
•GAAP net loss of ($19.1) million or ($0.35) per diluted share.

◦	Includes ($0.19) per share of net discrete charges.

◦	Includes ($0.13) per share due to the impact of the valuation allowance on tax expense.

•	EBITDA, as adjusted, of $17.2 million compares to $22.5 million in the prior year quarter.

◦	Decrease of ($0.5) million from same-store sales declines.

◦
Decline of ($4.8) million mainly from planned strategic investments, minimum wage and other inflationary increases, higher field incentives as we anniversary against an incentive-lite year and lapping of certain one-time benefits, partly offset by improved salon productivity, higher franchise royalties and fees, cost savings, and reduced health insurance costs.

•	Diluted EPS, as adjusted, was ($0.16) compared to ($0.03) in the prior year quarter.

◦	Represents decrease of ($0.01) per share after excluding the ($0.12) per share impact of the valuation allowance on tax expense; this decrease is mainly due to same-store sales declines.

◦
Lower depreciation, improved salon productivity, lower interest, higher franchise royalties and fees, cost savings and reduced health insurance costs were offset by planned strategic investments, minimum wage and other inflationary increases, higher field incentives as we anniversary against an incentive-lite year, lapping of certain one-time benefits and lower non-cash equity in earnings of Empire Education Group.

•	The current quarter GAAP net loss includes net discrete expense of $10.3 million. The prior year quarter GAAP net loss includes net discrete expenses of $107.2 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Second quarter results provide further signs of gaining traction where we have strong leaders executing our strategy. Second quarter same-store service sales remained relatively consistent with results we posted over the previous two quarters, down 20 basis points. SmartStyle and Supercuts, our core value businesses, continued to be our best performers, posting combined service comps of 2.0%. While more than half of our salons posted positive service comps in the second quarter, we continue to see a wide range of performance within our portfolio. Developing the leaders in the underperforming districts and salons is key to delivering sustainable improvement. Last quarter, our retail same-store sales benefitted from lapping our most disruptive quarter when we executed our plan-o-gram reset. During the second quarter, retail same-store sales were down 60 basis points from the prior year quarter. We recently completed our senior leadership team with the hiring of Annette Miller, a retail veteran, as our Chief Merchandising Officer and promoting Ken Warfield to Senior Vice President of our Premium Division. Our ongoing focus on asset protection, leadership development and technical education programs has and will continue to contribute to improved execution.”

The Company provided an update on the three key priorities to improve execution and performance in fiscal 2015. These areas follow the theme of people, process and metrics enabled by real-time information to make good business decisions and drive improved execution.

Asset Protection. Our Asset Protection organization remained focused on helping our stylists and salons improve their sales performance and salon profitability. We continued to implement our stylist asset protection awareness and training program, conducting approximately 900 awareness training sessions with field leaders and stylists during the second quarter. Early results continue to be positive, as sales performance shows improvement post training as we educate our employees and hold them accountable for acceptable asset protection behaviors. Leveraging exception reporting tools and risk ranking reports our team developed has also helped the Asset Protection team prioritize its efforts against our most compelling opportunities to grow revenue.

Leadership Talent & Recruitment. As part of our ongoing effort to build a leadership culture that provides an environment for stylists to succeed, we continued our work to develop, and where necessary, upgrade field leadership capabilities. We developed a number of training programs that will pilot or launch during the third quarter. This includes our next phase of Regional Vice President and Regional Director leadership training. We also developed our first educational programs tailored to District Leaders and Salon Managers which integrate technical education with positive leadership development. Ongoing work to align Human Resource business partners to field leaders, leverage our cosmetology school relationship with Empire Education Group, and implement a national campus recruiting program all continued to help us cultivate our talent pipeline.

Technical Education Programs. Providing meaningful technical education to our stylists is critical to satisfy their desire to develop their craft and make Regis their career choice. We are in the early stages of becoming more localized in the way we deliver and execute technical and experiential training, by expanding our Technical Education team. To that end, we recently hired a new Creative Director to develop and oversee all of our salon technical education programs. As a result we have on boarded a new group of Artistic Directors focused at the local level. Leveraging work from recent technical training pilots, we will begin expanding training programs regionally during the back half of fiscal 2015. These will strengthen core technical skills and promote collaboration, best practice sharing and teamwork within each region.

Mr. Hanrahan concluded, “The investments we are making to develop our leaders is creating a difference in our results. Our best leaders are responding to the training and driving the cultural transformation needed to turn Regis. I am grateful for the sense of urgency and work ethic of our people and am pleased we have maintained our performance over the past three quarters. I am confident our strategy and related tactics will generate sustainable growth in revenue and profitability over the long-term. We are gaining measurable traction in terms of the breadth and depth of improved performance. However, keep in mind this turnaround impacts seven thousand salons and more than forty thousand employees. We have significant work ahead of us before we are executing consistently across the entire portfolio, driving performance and realizing improved profitability from investments we are making today to turn around our business. As a result, I want to reiterate our turnaround will not be linear. We will continue to have variability in the operating results of individual salons, districts and regions. This variability should smooth over time as we continue to develop and upgrade our leaders.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,		Fiscal Years Ended June 30,
	2014	2013	2014	2013	2014	2013
	(Dollars in millions)
Revenue	$455.9	$468.4	$920.4	$937.0	$1,892.4	$2,018.7

Revenue decline %	(2.7)	(7.5)	(1.8)	(7.4)	(6.3)	(4.9)

Same-Store Sales %	(0.3)	(6.2)	0.2	(5.8)	(4.8)	(2.4)
Same-Store Average Ticket % Change	1.4	1.2	1.6	1.5	1.3	0.6
Same-Store Guest Count % Change	(1.7)	(7.4)	(1.4)	(7.3)	(6.1)	(3.0)

Cost of Service and Product % (1)	60.2	59.7	59.7	59.2	59.1	58.6
Cost of Service and Product %, as re-casted (1) (2)	N/A	N/A	N/A	N/A	N/A	59.6
Cost of Service and Product %, as adjusted (1)	60.2	59.7	59.7	59.1	59.1	59.0
Cost of Service % (1)	62.6	61.9	61.9	61.2	61.3	59.5
Cost of Service %, as re-casted (1) (2)	N/A	N/A	N/A	N/A	N/A	60.9
Cost of Product % (1)	51.6	51.6	51.1	51.2	50.4	55.0
Cost of Product %, as adjusted (1)	51.6	51.6	51.1	50.7	50.2	52.0

Site operating expense as % of total revenues, U.S. GAAP reported	10.3	10.7	10.7	10.8	10.7	10.1
Site operating expense as % of total revenues, as re-casted (2)	N/A	N/A	N/A	N/A	N/A	10.5
Site operating expense as % of total revenues, as adjusted	10.6	10.9	10.9	10.9	10.8	10.6

General and administrative as % of total revenues, U.S. GAAP reported	10.2	8.6	10.0	9.0	9.1	11.2
General and administrative as % of total revenues, as re-casted (2)	N/A	N/A	N/A	N/A	N/A	9.8
General and administrative as % of total revenues, as adjusted	10.2	9.0	9.9	9.2	9.1	9.4

Operating (loss) income as % of total revenues, U.S. GAAP reported	(0.5)	(7.4)	(0.3)	(3.5)	(1.8)	0.6
Operating (loss) income as % of total revenues, as adjusted	(0.7)	(0.5)	(0.4)	0.1	0.0	1.7

EBITDA	6.4	(6.9)	28.3	20.9	57.4	148.5
EBITDA, as adjusted	17.2	22.5	39.4	49.9	101.8	125.4
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1)	Excludes depreciation and amortization.

2)
During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the North American Premium segment. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

Second Quarter Results:
Revenues. Revenue in the quarter of $455.9 million declined $12.5 million, or 2.7%, compared to the prior year quarter. Same-store sales declined 0.3% compared to the prior year quarter.
Service revenues were $350.3 million, a $10.6 million decline, or 2.9%, compared to the prior year quarter. During this period, same-store service sales declined 0.2%, driven by a decline in guest traffic of 0.9%, partly offset by an increase in average ticket price of 0.7%. The remaining 270 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 245 North American salons.
Product revenues were $94.7 million, a decrease of $3.1 million, or 3.1%, compared to the prior year quarter. Product same-store sales for the quarter declined 0.6%, driven by a decrease in average ticket of 2.4%, reflecting increased promotional activity this holiday season, partly offset by an increase in guest traffic of 1.8%. The remaining 250 basis point decline in product revenues compared to the prior year quarter was primarily due to a net reduction of 245 North American salons.
Royalties and fees were $10.9 million, an increase of $1.2 million, or 12.8% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 123 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased to 60.2% or 50 basis points compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 70 basis points versus the prior year quarter, to 62.6%. The primary drivers were higher field incentives as we anniversary an incentive-lite year, state minimum wage increases, payroll taxes and the lapping of certain one-time benefits partly offset by improved stylist productivity and reduced health insurance costs.
Cost of product as a percent of product revenues was 51.6%, or flat when compared to the prior year quarter. The rate impact of higher promotional activity in the current quarter was offset by certain one-time costs associated with salon closures in the prior year quarter.
Site Operating Expenses. Site operating expenses of $46.9 million decreased $3.3 million compared to the prior year quarter. Excluding impacts of discrete items in both periods, site operating expenses, as adjusted, decreased $2.5 million compared to the prior year quarter. The decrease was primarily driven by the timing of marketing expenses, a favorable adjustment to self-insurance reserves and lower freight costs.
General and Administrative. General and administrative expenses of $46.7 million increased $6.5 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, general and administrative expenses increased $4.1 million compared to the prior year quarter. $1.4 million of this increase represents timing of certain expenses and the reversal of incentive accruals in the prior year quarter. The remaining $2.7 million of this increase is driven by higher incentive compensation levels as we anniversary against an incentive-lite year, and planned strategic investments in Asset Protection and Human Resource initiatives, partly offset by cost savings.
Rent. Rent expense was $76.9 million, or 16.9% of revenues. As a percentage of revenues, rent was flat versus the prior year quarter as negative leverage due to the decline in same-store sales was offset by the net reduction of 245 North American salons.
Depreciation and Amortization. Depreciation and amortization was $19.6 million compared to $24.6 million in the prior year quarter, a decrease of $5.0 million. This decrease was primarily driven by the lapping of higher non-cash impairment charges in the prior year quarter and lower expense due to salon closures.
Equity in Affiliates. Loss from equity method investments and affiliated companies was ($12.0) million, compared to income of $2.7 million in the prior year quarter, a decrease of $14.7 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, loss from equity method investments and affiliated companies was $0.4 million compared to income of $0.7 million in the prior year quarter, primarily due to Empire Education Group's current loss compared to income in the prior year quarter.

EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $17.2 million, a decrease of $5.3 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter netted to $10.3 million of expense, comprised of the following items:
Expense:

•	Legal fees of $0.3 million.

•	Regis' portion of a deferred tax asset valuation allowance established by Empire Education Group (EEG) and a non-cash impairment charge on the Company's investment in EEG of $11.5 million
Income:

•	Prior years' self-insurance reserves adjustment of $1.5 million, net.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing second quarter results today, January 29, 2015, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (888) 215-7030 and entering access code 3958293. A replay of the presentation will be available later that day. The replay phone number is (888) 203-1112, access code 3958293.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of December 31, 2014, the Company owned, franchised or held ownership interests in 9,603 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives, changes in our management and organizational structure and our ability to attract and retain our executive management team; the success of our stylists and our ability to attract, train and retain talented stylists; negative same-store sales; our ability to protect the security of sensitive information about our guests, employees, vendors or Company information; changes in regulatory and statutory laws; the effect of changes to healthcare laws; financial performance of our investment with EEG, Inc.; the Company's reliance on management information systems; the continued ability of the Company to implement cost reduction initiatives; reliance on external vendors; changes in distribution channels of manufacturers; compliance with debt covenants; financial performance of our franchisees; competition within the personal hair care industry; changes in economic conditions; failure to standardize operating processes across brands; the ability of the

Company to maintain satisfactory relationships with certain companies and suppliers; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$195,820	$378,627
Receivables, net	27,253	25,808
Inventories	138,073	137,151
Other current assets	66,345	71,680
Total current assets	427,491	613,266

Property and equipment, net	241,493	266,538
Goodwill	421,632	425,264
Other intangibles, net	18,271	19,812
Investment in affiliates	17,326	28,611
Other assets	64,223	62,458

Total assets	$1,190,436	$1,415,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$9	$173,501
Accounts payable	63,284	68,491
Accrued expenses	147,258	142,720
Total current liabilities	210,551	384,712

Long-term debt and capital lease obligations	120,000	120,002
Other noncurrent liabilities	195,168	190,454
Total liabilities	525,719	695,168

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 55,191,406 and 56,651,166 common shares at December 31, 2014 and June 30, 2014, respectively	2,760	2,833
Additional paid-in capital	318,850	337,837
Accumulated other comprehensive income	13,806	22,651
Retained earnings	329,301	357,460

Total shareholders’ equity	664,717	720,781

Total liabilities and shareholders’ equity	$1,190,436	$1,415,949

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Service	$350,322	$360,959	$715,064	$732,686
Product	94,691	97,769	183,453	184,512
Royalties and fees	10,874	9,639	21,921	19,752
	455,887	468,367	920,438	936,950
Operating expenses:
Cost of service	219,219	223,413	442,906	448,428
Cost of product	48,830	50,461	93,807	94,485
Site operating expenses	46,875	50,204	98,527	101,045
General and administrative	46,667	40,205	91,852	84,638
Rent	76,928	79,164	154,397	158,174
Depreciation and amortization	19,583	24,641	41,771	48,472
Goodwill impairment	—	34,939	—	34,939
Total operating expenses	458,102	503,027	923,260	970,181

Operating loss	(2,215)	(34,660)	(2,822)	(33,231)

Other (expense) income:
Interest expense	(2,472)	(5,166)	(5,570)	(9,657)
Interest income and other, net	1,044	339	917	883

Loss before income taxes and equity in (loss) income of affiliated companies	(3,643)	(39,487)	(7,475)	(42,005)

Income taxes	(3,456)	(72,338)	(9,068)	(71,955)
Equity in (loss) income of affiliated companies, net of income taxes	(11,972)	2,740	(11,580)	4,739

Net loss	$(19,071)	$(109,085)	$(28,123)	$(109,221)

Net loss per share:
Basic and diluted	$(0.35)	$(1.93)	$(0.51)	$(1.94)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	55,135	56,437	55,449	56,427

Cash dividends declared per common share	$—	$0.06	$—	$0.12

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net loss	$(19,071)	$(109,085)	$(28,123)	$(109,221)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments during the period	(4,223)	(2,052)	(8,845)	983
Other comprehensive (loss) income	(4,223)	(2,052)	(8,845)	983
Comprehensive loss	$(23,294)	$(111,137)	$(36,968)	$(108,238)

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Six Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(28,123)	$(109,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,819	42,119
Equity in loss (income) of affiliated companies	11,580	(4,739)
Deferred income taxes	6,542	67,741
Salon asset impairment	6,952	6,353
Gain on sale of salon assets	(529)	—
Loss on write down of inventories	—	854
Goodwill impairment	—	34,939
Stock-based compensation	4,038	3,557
Amortization of debt discount and financing costs	1,001	3,933
Other non-cash items affecting earnings	716	136
Changes in operating assets and liabilities, excluding the effects of sales and acquisitions	633	3,557
Net cash provided by operating activities	37,629	49,229

Cash flows from investing activities:
Capital expenditures	(22,493)	(23,913)
Proceeds from sale of assets (Asset acquisitions, net of cash acquired), net	1,429	(7)
Proceeds from loans and investments	—	5,056
Net cash used in investing activities	(21,064)	(18,864)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of fees	—	118,058
Repayments of long-term debt and capital lease obligations	(173,745)	(3,452)
Repurchase of common stock	(22,890)	—
Dividends paid	—	(6,793)
Net cash (used in) provided by financing activities	(196,635)	107,813

Effect of exchange rate changes on cash and cash equivalents	(2,737)	752

(Decrease) increase in cash and cash equivalents	(182,807)	138,930

Cash and cash equivalents:
Beginning of period	378,627	200,488
End of period	$195,820	$339,418

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SAME-STORE SALES (1):

	For the Three Months Ended
	December 31, 2014			December 31, 2013

	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.6	(0.6)	2.2	(6.6)	(10.2)	(7.9)
Supercuts	0.2	1.7	0.3	(0.5)	(10.6)	(1.6)
MasterCuts	(3.7)	(5.5)	(4.1)	(10.0)	(11.2)	(10.3)
Other Value	(0.7)	3.1	(0.3)	(6.6)	(10.1)	(7.0)
North American Value	0.5%	(0.2)%	0.4%	(5.5)%	(10.4)%	(6.5)%

North American Premium	(3.1)%	(3.4)%	(3.2)%	(6.3)%	(7.0)%	(6.4)%

International	0.6%	1.8%	0.9%	(0.4)%	(2.6)%	(1.1)%

Consolidated	(0.2)%	(0.6)%	(0.3)%	(5.5)%	(9.2)%	(6.2)%

	For the Six Months Ended
	December 31, 2014			December 31, 2013

	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.6	1.3	2.9	(3.7)	(12.4)	(6.7)
Supercuts	1.0	4.0	1.2	(0.3)	(13.6)	(1.7)
MasterCuts	(3.6)	(1.3)	(3.2)	(9.3)	(18.7)	(11.1)
Other Value	(1.1)	6.3	(0.3)	(5.2)	(13.0)	(6.0)
North American Value	0.6%	2.2%	0.9%	(4.0)%	(13.4)%	(5.9)%

North American Premium	(3.3)%	(1.0)%	(2.8)%	(6.1)%	(9.5)%	(6.8)%

International	1.1%	(1.5)%	0.3%	(0.3)%	(3.4)%	(1.3)%

Consolidated	(0.1)%	1.3%	0.2%	(4.3)%	(11.9)%	(5.8)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	December 31, 2014	June 30, 2014
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,603	2,574
Supercuts	1,127	1,176
MasterCuts	488	505
Other Value	1,768	1,846
Regis salons	792	816
Total North American Salons (1)	6,778	6,917
Total International Salons (2)	364	360
Total Company-owned Salons	7,142	7,277

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	126	126
Supercuts	1,301	1,213
Other Value	819	840
Total North American Salons (1)	2,246	2,179
Total International Salons (2)	—	—
Total Franchise Salons	2,246	2,179

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	215	218

Grand Total, System-wide	9,603	9,674
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(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net (loss) income, net (loss) income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and six months ended December 31, 2014 and 2013:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Self-insurance reserves adjustments.

•	Deferred compensation adjustments.

•	Expense associated with legal cases.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Accelerated depreciation related to our corporate office consolidation.

•	Goodwill impairment charge related to our Regis salon concept reporting unit.

•	Recovery of previously impaired investments in an affiliate.

•	Our portion of a deferred tax asset valuation allowance established by Empire Education Group (EEG) and other than temporary impairment associated with our investment in EEG.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the three and six months ended December 31, 2013, the Company established a valuation allowance against its U.S. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended December 31, 2014. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net (loss) income as compared to the U.S. GAAP net (loss) income, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which may include the dilutive effect of common stock and convertible share equivalents, if applicable.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP operating loss and net loss to equivalent non-GAAP measures
		Three Months Ended December 31,		Six Months Ended December 31,
	U.S. GAAP financial line item	2014	2013	2014	2013
U.S. GAAP revenue		$455,887	$468,367	$920,438	$936,950

U.S. GAAP operating loss		$(2,215)	$(34,660)	$(2,822)	$(33,231)

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	—	—	854
Self-insurance reserves adjustments	Site operating expense	(1,462)	(673)	(1,462)	(673)
Legal fees	General and administrative	295	1,590	954	1,913
Deferred compensation adjustments	General and administrative	—	(3,703)	—	(3,703)
Professional fees	General and administrative	—	37	—	489
Corporate office accelerated depreciation	Depreciation and amortization	—	—	—	746
Goodwill impairment	Goodwill impairment	—	34,939	—	34,939
Total non-GAAP operating expense adjustments		(1,167)	32,190	(508)	34,565
Non-GAAP operating (loss) income (1)		$(3,382)	$(2,470)	$(3,330)	$1,334

U.S. GAAP net loss		$(19,071)	$(109,085)	$(28,123)	$(109,221)

Non-GAAP net loss adjustments:
Non-GAAP operating expense adjustments		(1,167)	32,190	(508)	34,565
Tax provision adjustments (2)	Income taxes	—	77,081	—	76,412
EEG deferred tax asset valuation allowance and impairment	Equity in (loss) income of affiliated companies, net of taxes	11,510	—	11,510	—
Recovery of previously impaired investments in affiliate	Equity in (loss) income of affiliated companies, net of taxes	—	(2,088)	—	(3,077)
Total non-GAAP net loss adjustments		10,343	107,183	11,002	107,900
Non-GAAP net loss		$(8,728)	$(1,902)	$(17,121)	$(1,321)
____________________________________
Notes:

(1)
Adjusted operating margins for the three months ended December 31, 2014, and 2013, were (0.7%) and (0.5%), respectively, and were (0.4%) and 0.1% for the six months ended December 31, 2014 and 2013, respectively, and are calculated as non-GAAP operating (loss) income divided by U.S. GAAP revenue for each respective period.

(2)
During the three and six months ended December 31, 2013, the Company recorded a valuation allowance against its U.S. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended December 31, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37% for the three and six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the three and six months ended December 31, 2013, as the charge was only partly deductible for income tax purposes. The three months ended December 31, 2013, also includes $0.3 million benefit for the impact of the discrete income tax rate.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net loss per diluted share
	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
U.S. GAAP net loss per diluted share	$(0.346)	$(1.933)	$(0.507)	$(1.936)
Inventory reserves (1) (2)	—	—	—	0.009
Self-insurance reserves adjustments (1) (2)	(0.027)	(0.008)	(0.026)	(0.008)
Legal fees (1) (2)	0.005	0.018	0.017	0.021
Deferred compensation adjustments (1) (2)	—	(0.049)	—	(0.049)
Professional fees (1) (2)	—	—	—	0.006
Corporate office accelerated depreciation (1) (2)	—	—	—	0.008
Goodwill impairment (1) (2)	—	0.507	—	0.507
Deferred tax asset valuation (1) (2)	—	1.473	—	1.473
Impact of income tax rate difference (1) (2)	—	(0.006)	—	(0.002)
EEG deferred tax asset valuation allowance and impairment (1) (2)	0.209	—	0.208	—
Recovery of previously impaired investments in affiliate (1) (2)	—	(0.037)	—	(0.055)
Non-GAAP net loss per diluted share (2) (3)	$(0.158)	$(0.034)	$(0.309)	$(0.023)

U.S. GAAP Weighted average shares - basic	55,135	56,437	55,449	56,427
U.S. GAAP Weighted average shares - diluted	55,135	56,437	55,449	56,427
Non-GAAP Weighted average shares - diluted (2)	55,135	56,437	55,449	56,427
____________________________________
Notes:

(1)
During the three and six months ended December 31, 2013, the Company recorded a valuation allowance against its U.S. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended December 31, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37% for the three and six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the three and six months ended December 31, 2013, as the charge was only partly deductible for income tax purposes. The three months ended December 31, 2013, also includes $0.3 million benefit for the impact of the discrete income tax rate.

(2)	Non-GAAP net loss per share reflects the weighted average shares associated with non-GAAP net loss, which may include the dilutive effect of common stock and convertible share equivalents.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three and six months ended December 31, 2014 and 2013, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the Company's portion of the deferred tax asset valuation allowance established by EEG, the impairment on the Company's investment in EEG, and the recovery of previously impaired investments in an affiliate, are already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Consolidated reported net loss, as reported (U.S. GAAP)	$(19,071)	$(109,085)	$(28,123)	$(109,221)
Interest expense, as reported	2,472	5,166	5,570	9,657
Income taxes, as reported	3,456	72,338	9,068	71,955
Depreciation and amortization, as reported	19,583	24,641	41,771	48,472
EBITDA (as defined above)	$6,440	$(6,940)	$28,286	$20,863

Equity in loss (income) of affiliated companies, net of income taxes, as reported	11,972	(2,740)	11,580	(4,739)
Inventory reserves	—	—	—	854
Self-insurance reserves adjustments	(1,462)	(673)	(1,462)	(673)
Legal fees	295	1,590	954	1,913
Deferred compensation adjustment	—	(3,703)	—	(3,703)
Professional fees	—	37	—	489
Goodwill impairment	—	34,939	—	34,939
Adjusted EBITDA, non-GAAP financial measure	$17,245	$22,510	$39,358	$49,943

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenue decline, as reported (U.S. GAAP)	(2.7)%	(7.5)%	(1.8)%	(7.4)%
Effect of new stores and conversions	(0.6)	(0.7)	(0.7)	(0.8)
Effect of closed salons	2.7	2.7	2.5	2.9
Other	0.3	(0.7)	0.2	(0.5)
Same-store sales, non-GAAP	(0.3)%	(6.2)%	0.2%	(5.8)%

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